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                                                                    EXHIBIT 99.4

                          UNITED STATES DISTRICT COURT
                           SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION



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In re: SERVICE CORPORATION INTERNATIONAL        Civil Action No. H-99-280

                                                JURY DEMANDED
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             PLAINTIFFS' OPPOSITION TO DEFENDANTS' MOTION TO DISMISS
                     THE CONSOLIDATED CLASS ACTION COMPLAINT
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                                TABLE OF CONTENTS


PRELIMINARY STATEMENT.....................................................................................................1

THE ALLEGATIONS OF THE COMPLAINT..........................................................................................4

         A.      Background...............................................................................................4

         B.      The Preneed Study Proves A Number Of Plaintiffs' Allegations.............................................6

         C.      Defendants' Scheme.......................................................................................7

         D.      Defendants' Motives.....................................................................................10

         E.      The Truth Is Revealed...................................................................................11

ARGUMENT ................................................................................................................13

I.       THE APPLICABLE LEGAL STANDARDS..................................................................................13

II.      THE COMPLAINT STATES CLAIMS AGAINST DEFENDANTS FOR
         VIOLATIONS OF SECTIONS 11 AND 12(a)(2)..........................................................................14

         A.      Elements of Claims Under Sections 11 and 12(a)(2).......................................................15

         B.      The Amended Complaint Adequately Alleges the Elements of Claims
                 Under Sections 11 and 12(a)(2) For Material Omissions and Misstatements
                 in the Registration Statement/Prospectus................................................................17

         C.      Plaintiffs' Section 11 and 12(a)(2) Claims Are Not Subject to Fed. R.
                 Civ. P. 9(b) Or To the Particularity Requirements of the PSLRA..........................................20

III.     THE COMPLAINT STATES CLAIMS FOR VIOLATIONS OF SECTION
         10(b) AND RULE 10b-5............................................................................................21

         A.      The Circumstances of Defendants' Fraud Are Stated With
                 Sufficient Particularity Under Rule 9(b) And The PSLRA..................................................21

                 1.   Defendants' Fraudulent Statements in Connection With the ECI
                      Acquisition and the Fourth Quarter of 1998.........................................................22

                 2.   The Complaint Also Alleges With Particularity the Defendants'
                      False and Misleading Statements Throughout The Class Period........................................24
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
         B.      The Preneed Study, Along With Defendants' Public Statements And
                 Admissions, Amply Support The Allegations In The Complaint..............................................25

         C.      Plaintiffs Are Not Required By The PSLRA Or Rule 9(b) To
                 Identify Internal Documents Or Informants...............................................................27

IV.      THE COMPLAINT ADEQUATELY ALLEGES SCIENTER.......................................................................28

         A.      The Legal Standards.....................................................................................28

         B.      The Defendants Acted With Actual Knowledge Or A
                 Reckless Disregard For The Truth........................................................................31

         C.      Defendants Also Had Motive And Opportunity To Engage
                 In The Fraudulent Scheme................................................................................33

V.       THE FALSE AND MISLEADING STATEMENTS CHALLENGED
         IN THE COMPLAINT ARE NEITHER "PUFFERY" NOR "FORWARD LOOKING."...................................................36

         A.      Defendants' Statements Regarding SCI's Growth And Profitability
                 Are More Than Mere Corporate Puffery....................................................................36

         B.      Defendants' Statements And Omissions Are Not Protected By The Safe Harbor
                 Provisions of the PSLRA.................................................................................38

CONCLUSION...............................................................................................................40
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                              TABLE OF AUTHORITIES

CASES

Blake v. Dierdorff, 856 F.2d 1365 (9th Cir. `988)........................................................................35

Bryant v. Avado Brands, Inc., 1999 WL 688050, *12 (11th Cir. 1999).......................................................30

Coates v. Heartland Wireless Communications, Inc., 26 F. Supp.
  2d 910 (N.D. Tex. 1998)............................................................................................27, 29

Cohen v. Koenig, 25 F.3d 1168 (2d Cir. 1994).............................................................................27

Conley v. Gibson, 355 U.S. 41 (1957).....................................................................................13

Cooper v. Pickett, 137 F.3d 616 (9th Cir. 1997)..........................................................................38

Cosmas v. Hassett, 886 F.2d 12 (2d Cir. 1989)........................................................................27, 35

Degulis v. LXR Biotechnology, Inc., 928 F. Supp. 1301 (S.D.N.Y. 1996)................................................16, 20

Duncan v. Pencer, No. 94 Civ. 0321, U.S. Dist. LEXIS 401, at
  *48-49 (S.D.N.Y. Jan. 18, 1996)........................................................................................34

Epstein v. Itron, Inc., 993 F.Supp. 1314 (E.D. Wash. 1998)...............................................................35

Ernst & Ernst v. Hochfelder, 425 U.S. 185 (1976).........................................................................16

Friedberg v. Discreet Logic Inc., 959 F. Supp. 42 (D. Mass. 1997)........................................................32

Goldman v. Belden, 754 F.2d 1059 (2d Cir. 1985)..........................................................................27

Greebel v. FTP Software, Inc., 1999 WL 902898 (1st Cir. 1999)............................................................30

Gross v. Medaphis Corp., 977 F.Supp. 1463 (N.D. Ga. 1997)........................................................33, 35, 39

Hanon v. Dataproducts Corp., 976 F.2d 497 (9th Cir. 1992)............................................................35, 38

Hartsell v. SourceMedia, Inc., 1999 WL 649645 (N.D. Texas 1999)..........................................................29

Harvey M. Jasper Retirement Trust v. Ivax Corp., 920 F.Supp. 1260 (S.D. Fla. 1995).......................................34

Herman and MacLean v. Huddleston, 459 U.S. 375 (1983)................................................................16, 20


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
Hill York Corporation v. American International Franchises, Inc.,
  448 F.2d 680 (5th Cir. 1971)...........................................................................................16

Holmes v. Texas A&M Univ., 145 F.3d 681 (5th Cir. 1998)..................................................................13

In re Advanta Corp. Sec. Litig., 1999 WL 395997, at *3 (3d Cir. June 17, 1999)...........................................30

In re Bausch & Lomb, Inc. Sec. Litig., 941 F. Supp. 1352 (W.D.N.Y. 1996).............................................14, 27

In re Cephalon Sec. Litig., [1997 Transfer Binder] Fed. Sec. L. Rep.
  (CCH) P. 99,562, at 97,799 (E.D. Pa. Aug. 29, 1997)....................................................................14

In re Compaq Sec. Litig., 848 F. Supp. 1307 (S.D. Tex. 1993).............................................................35

In re Comshare, Inc. Sec. Litig., 183 F.3d 542 (6th Cir. 1999)...........................................................31

In re Digi Int'l Sec. Litig., 6 F. Supp. 2d 1089 (D. Minn. 1998).........................................................14

In re F & M Distributors, Inc. Sec. Litig., 937 F. Supp. 647 (E.D.Mich. 1996)............................................16

In re Health Management Sec. Litig., 970 F. Supp. 192 (E.D.N.Y. 1997)................................................14, 34

In re Home Health Corp. of America, Inc. Sec. Litig.,
  1999 WL 79057, *15 (E.D. Pa. 1999).....................................................................................35

In re Nationsmart Sec. Litig., 130 F.3d 309 (8th Cir. 1997)..............................................................21

In Re Silicon Graphics II, 183 F.3d at 977-79 (9th Cir. 1999)............................................................30

In re Stratosphere Corp. Sec Litig., 1 F. Supp. 2d 1096 (D. Nev. 1998)...................................................26

In re Wells Fargo, 12 F.3d 922 (9th Cir. 1993)...........................................................................35

Kensington Capital Management v. Oakley, Inc., [1999 Transfer Binder]
  Fed. Sec. L. Rep. (CCH) P. 90,411 (C.D.Cal. Jan. 14, 1999).............................................................21

Khurana v. Innovative Health Care Systems, Inc., 130 F.3d 143 (5th Cir. 1997)........................................13, 25

Leventhal v. Tow, 1999 WL 270089, *10-11 (D. Conn. 1999).................................................................34

Lowrey v. Texas A&M University System, 117 F.3d 242 (5th Cir. 1997)......................................................13

Marra v. Tel-Save Holdings, Inc., 1999 WL 317103 (E.D.Pa. 1999)..........................................................34

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
McNamara v. Bre-X Minerals Ltd., 57 F. Supp. 2d 396 (E.D. Tex. 1999).....................................................29

Parcelsus, 1998 WL 1108373 (N.D. Tex. 1998)..............................................................................29

Picture Lake Campground v. Holiday Inns, Inc., 497 F. Supp. 858 (E.D. Va. 1980)..........................................14

Powers v. Eichen, 977 F. Supp. 1031 (S.D. Cal. 1997).....................................................................33

Press v. Chemical Inv. Servs. Corp., 166 F.3d 529 (2d Cir. 1999).....................................................29, 30

Rehm v. Eagle Finance Corp., 954 F. Supp. 1246 (N.D. Ill. 1997)..........................................................32

Robertson v. Strassner, 32 F. Supp. 2d 443 (S.D. Tex. 1998)...................................................13, 29-31, 36

Ross v. A.H. Robins Co., 607 F.2d 545 Cir. 1979).........................................................................14

Shaw v. Digital Equip. Corp. 82 F.3d 1194 (1st Cir. 1996).............................................................18-21

Shields v. Citytrust Bancorp, 25 F.3d 1124 (2d Cir. 1994)................................................................33

STI Classic Fund v. Bollinger Industries, Inc., 1996 U.S. Dist.
  Lexis 21553, *3 (N.D. Tex. 1996)...................................................................................29, 30

Virginia Bankshares v. Sandberg, 501 U.S. 1083 (1991)....................................................................38

Weiner v. Quaker Oats Co., 129 F.3d 310 (3d Cir. 1997)...................................................................35

Williams v. WMX Techs., Inc., 112 F.3d 175 (5th Cir.) cert. denied,
  118 S.Ct. 412 (1997)............................................................................................21, 29-31

Zuckerman v. Foxmeyer Health Corp., 4 F. Supp. 2d 618 (N.D. Tex. 1998).............................13, 21, 25, 29-31, 35-36

STATUTES AND RULES

Section 11 of the Securities Exchange Act of 1933 (15 U.S.C. Section 77(k))......................1, 2, 14, 15-18, 20-21, 23

Section 12(a)(2) of the Securities Exchange Act of 1933 (15 U.S.C. Section 77(l)(2)).................1, 2, 14-17, 20-21, 23

Section 15 of the Securities Exchange Act of 1933 (15 U.S.C. Section 77(o))..............................................40

Section 20(a) of the Securities Exchange Act of 1933 (15 U.S.C. Section 78t(a))..........................................40

Section 10(b) of the Securities Exchange Act of 1934 (15 U.S.C. Section 78j(b))..........................2, 4, 20-21, 28-29



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
Section 20A of the Securities Exchange Act of 1934 (15 U.S.C. Section 78t-1).............................................35

15 U.S.C. Section 77z-1..................................................................................................20

15 U.S.C. Section 78u-4..................................................................................................20

15 U.S.C. Section 78u-4(b)(1)........................................................................................21, 28

Fed. R. Civ. P. 9(b).....................................................................................13, 14, 22, 26, 29

Fed. R. Civ. 12(b)6)..................................................................................................4, 13

Private Securities Litigation Reform Act of 1995.................................................................in passium

OTHER

Merriam Webster's Collegiate Dictionary 598-99 (10th ed. 1993)...........................................................26

141 Cong. Rec. S19044-45 (Dec. 21, 1995) ................................................................................28

House-Senate Conference Report, H. R. Rep. No. 104-369, at 41 (Nov. 28, 1995)............................................28


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         Plaintiffs submit this memorandum in opposition to the defendants'
motion to dismiss the Consolidated Class Action Complaint (the "Complaint").(1)

                              PRELIMINARY STATEMENT

         There are two principal claims at issue in this case. The first is on behalf of former owners of the common stock and stock options of Equity Corp. International ("ECI"). These innocent shareholders were duped when, 19 days after the close of the fourth quarter of Service Corp. International's ("SCI") financial year, they exchanged their ECI stock and options for SCI stock and options. By January 19, 1999, the date of the exchange, SCI's fourth quarter results were in hand, were far below expectations, and yet were not disclosed to the ECI holders as required under the securities laws. Seven days later, on January 26, 1999, when SCI finally chose to disclose those results, its stock price was cut almost in half, and the value of the SCI shares that the ECI holders had received days before dropped from $556 million to $278 million.

         Pursuant to Sections 11 and 12(a)(2) of the Securities Act of 1933 (the "1933 Act"), plaintiffs need only prove that the poor 1998 fourth quarter results for SCI were in existence and rendered SCI's registration statement and prospectus (the "Registration Statement/Prospectus"), pursuant to which the ECI shares were exchanged, misleading. Plaintiffs do not have to prove defendants' scienter under these 1933 Act claims -- neither recklessness, nor knowledge, nor intent. In fact, the Registration Statement/Prospectus were patently misleading because they contained a provision requiring SCI to disclose up until the closing of the exchange any event which was having -- or could have -- a materially adverse effect on its business condition. Liability attaches strictly from the failure

----------------
     (1) All references to "P." followed by a number indicate the referenced paragraph of the Complaint.


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to disclose the materially adverse fourth quarter results; the reasons for these poor results are irrelevant to these claims.

         Defendants' Motion to Dismiss essentially ignores -- and thereby concedes -- the validity of the claims brought on behalf of the ECI stock and option holders regarding the January 19, 1999 stock exchange. Defendants' only mention of the Section 11 and 12(a)(2) claims (set forth solely in footnote 15, page 13 of their brief) asserts that plaintiffs must plead these claims with particularity because they sound in fraud. However, defendants do not contend that plaintiffs failed to plead these claims with particularity. Indeed, such an argument strains credulity: how could plaintiffs be more particular than pleading (1) the fourth quarter had ended; (2) the fourth quarter's poor results were necessarily complete; (3) defendants closed on the ECI transaction without disclosing these results; and (4) the Registration Statement/Prospectus affirmatively represented that SCI experienced no events -- up until the close of the transaction -- which would have a materially adverse effect on their business condition? These claims must be sustained.

         The second set of claims in this case is brought on behalf of both the former ECI stock and option holders who exchanged their ECI holdings for SCI common stock on January 19, 1999 and open-market purchasers of SCI stock and options from July 17, 1998 through January 26, 1999 (the "Class Period"). This second set of claims is brought under Section 10(b) of the Securities and Exchange Act of 1934 (the "1934 Act"). In addition to former ECI shareholders, all members of the class who bought SCI stock during the Class Period in reliance on the integrity and honesty of SCI's public statements suffered dramatic losses when the disclosure of SCI's true financial condition on January 26, 1999 drove the inflated price of SCI stock down a stunning 44%.


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         As alleged in the Complaint, the poor fourth quarter results were no surprise to defendants. To the contrary, the exchange of grossly inflated SCI stock for ECI securities on January 19, 1999 was the culmination of defendants' longstanding scheme to conceal a growing deterioration in the business and financial condition of SCI, a deterioration that was known by the defendants throughout the Class Period. The most critical of SCI's mounting problems was the enormous backlog of unprofitable "preneed" funeral service contracts SCI had inherited from the hundreds of funeral homes it had acquired in the 1990s. Defendants concealed that crisis from the investing public during the second and third quarters of 1998 by carefully "managing" SCI's reported financial results, and schemed to continue to conceal the problem in the fourth quarter financial results.

         By mid-November the Individual Defendants(2) were openly discussing among themselves their scheme to "bury" what they already knew would be an $.08 to $.10 shortfall in reported earnings in a special one-time charge attributed to the ECI acquisition. The scheme was foiled, however, when the closing date for the ECI acquisition was delayed past year-end 1998 by regulatory issues and defendants were forced to reveal SCI's results.

         Defendants failed to disclose this information in any of the statements they made to the investing public during the Class Period, i.e., SCI's growing backlog of unprofitable acquired preneed contracts and the increasingly adverse impact those contracts had already had, and were continuing to have, on SCI's overall profit margins. In particular, the Complaint alleges that SCI woefully failed to manage its preneed funds actively to generate a rate of return in excess of actual funeral cost increases. The Complaint also specifically identifies all of the materially false and misleading statements and omissions made by defendants during the Class Period, and explains in

------------------
     (2)The Individual Defendants are R.L. Waltrip, SCI's CEO; George Champagne, SCI's CFO and L. William Heiligbrodt, SCI's President.


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detail how and why those statements and omissions were fraudulent. The Complaint also alleges specific facts that are more than sufficient to raise a compelling inference that defendants made those statements with knowledge -- or reckless disregard -- of their untruthfulness. The facts alleged thus state a Section 10(b) claim under the 1934 Act and more than satisfy the pleading requirements of the Private Securities Litigation Reform Act of 1995 ("PSLRA") and Federal Rules of Civil Procedure 9(b) and 12(b)(6). The Section 10(b) claims must also be sustained.

                        THE ALLEGATIONS OF THE COMPLAINT

A.       BACKGROUND.

         SCI operates 3,442 funeral service locations, 433 cemeteries and 191 crematoria located in 20 countries on five continents. P. 19. SCI became the world's largest death care services provider by purchasing more than 3,000 locally-owned family operated independent funeral homes throughout the 1990's.
P. 20.
         Among the assets acquired by SCI from these funeral home purchases were "preneed" (sometimes called "guaranteed price") funeral contracts that had been entered into when the acquired funeral homes were independently operated. P. 22. Preneed funeral contracts allow individuals to make and lock in the price of funeral arrangements before dying. Under such contracts, the funeral home agrees to provide funeral services and products in the future in return for a fixed sum paid at the time of the contract or under an installment schedule. P. 22. Defendants have admitted that SCI assumed the contractual obligation to perform price guaranteed funerals when it acquired the independent funeral homes. Ans.
P. 22.(3)

----------------
     (3) The abbreviation "Ans." followed by a paragraph designation refers to Defendants' Answer to the Complaint.


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         When the preneed contracts were sold, the independent funeral homes established mortuary trusts funded with the payments from the prospective clients. P. 23. The total funds, or trust principal, generally were less than the then-current cost of providing the funeral service because preneed funeral services were often sold at a discount. P. 23. SCI acquired those mortuary trust assets when it purchased the independent homes. P. 23; Ans. P. 23.

         To the extent that the principal and income generated by the trust equals or exceeds the ultimate cost of performing the funeral service, the funeral home either will break-even or realize a profit. P. 23. If, on the other hand, the mortuary trust assets do not grow to equal or exceed the future cost of performing the service, then the funeral service will be performed at the contractually agreed upon price, resulting in a loss. P. 23. As SCI's internal documents unequivocally recognize, "[t]he exposure to cost increases falls to SCI." Exhibits in Support of Defendants Motion to Dismiss the Consolidated Class Action Complaint (hereinafter "Exhibit"), Exhibit C-5, SCI0068. As defendants admit, SCI had amassed a multi-billion dollar preneed funeral contract backlog. Ans. P. 31 (acknowledging that "[d]uring 1995 alone, SCI purchased 1,263 independent funeral homes and acquired a staggering $656 million in preneed funeral contracts"); Ans. P. P. 24, 28 (conceding between 1992 and 1998, in just a six-year period, SCI's preneed funeral contract backlog increased three-fold, from $1.2 billion to $3.7 billion").

         The vast majority of the independent funeral homes acquired by SCI lacked the financial sophistication to perform any meaningful analysis aimed at determining whether the assets invested in the mortuary trusts would generate a real rate of return in excess of the amount necessary to cover future increases in the cost of providing a price guaranteed funeral service. P. 24. The funds invested in these mortuary trusts often were not actively managed - if they were managed at all - and whether


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such funds would grow sufficiently to equal or exceed the cost of providing a price guaranteed funeral service at some future date was left to happenstance.
P. 24. Indeed, defendants have admitted that the financial management of these mortuary trust assets often consisted of little more than opening a certificate of deposit at a local bank. Ans. P. 24. And these practices have had a severely negative impact on SCI's profit margins during the protracted period of declining interest rates and escalating funeral home costs throughout the 1990's. P. P. 25, 26.

B.       THE PRENEED STUDY PROVES A NUMBER OF PLAINTIFFS' ALLEGATIONS.

         During 1996, SCI undertook what it termed "a review of the prearranged trust investment process which included an asset/liability study" (the "Preneed Study"). P. 32. Defendants have submitted a collection of select unauthenticated internal SCI documents that they conclusorily assert constitute the Preneed Study alleged in the Complaint. Defendants' reliance on these select documents, and arguments based on self-serving interpretations of these documents, amount to a debate about the meaning and weight of evidence, inappropriate on a motion to dismiss.

         In all events, even the documents submitted by defendants, which have not been tested by any discovery or cross-examinations, support plaintiffs' claim that "SCI failed to establish any means of actively managing the mortuary trust assets that would eventually be used to pay for these acquired preneed funeral contracts." P. 30. Among other things, the collection of internal SCI documents defendants attached to their motion confirms that:

         o SCI did not have an investment program to provide "independent, objective advice and assistance, particularly in the areas of asset allocation development and investment manager evaluation and selection," Exhibit C-5, SCI0067;

         o SCI did not have a "scientific, analytical approach, focused on meeting SCI's financial objectives" and, at best, SCI was "in the process of developing" an "overall investment policy for the Pre-arranged Funeral trust funds." Exhibit C-5, SCI0070;



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         o SCI lacked the ability to even identify all of the mortuary trust assets it had acquired during its funeral home acquisition campaign - let alone manage these assets. See Exhibit C-6, SCI0138 (December 1996 memorandum stated "[c]urrently there is no reliable source to determine whether all acquisitions have been loaded to the trust general ledger."); Exhibit C-5, SCI0070 ("all trust funds currently identifiable are on the FSG system.") (Emphasis added);

         o more than $600 million in mortuary trust assets was not even being monitored - let alone managed - as recently as June 30, 1997: "as of June 30, 1997, approximately 2000 trusts with total assets of $1.72 billion are being monitored." Exhibit C-5, SCI0070. According to the Company's Form 10-Q for the quarter ended June 30, 1997, however, total preneed contract assets totaled $2.3 billion;(4)

         o SCI's failure to actively manage its preneed mortuary trust assets resulted in SCI earning approximately 5.5% annually on these assets. In stark contrast, funeral home costs escalated approximately 8.5% annually during this same period - thereby guaranteeing SCI a loss of at least 3% per annum on these assets. See Exhibit C-1, SCI0005. The 5.5% rate of return on SCI's preneed mortuary trust assets was 1.5% below SCI's own "target" rate of return, and a full 3.0% below the rate of return SCI knew it needed to earn on these preneed mortuary trust assets in order to perform this funeral backlog at break-even. Exhibit C-4, SCI0064;

         o SCI's preneed mortuary trust assets were not invested in accordance with SCI's own asset allocation policy. SCI had invested 33% of its preneed trust assets in "Cash," when its asset allocation policy required that no more than 10% of such assets be invested in "Cash;" and only 21% of the assets had been invested in "Domestic Equities" when SCI's program had required that 40% of such assets be invested in "Domestic Equities." See Exhibit C-1, SCI0009; Exhibit C-4, SCI0063. These practices, as defendants knew, virtually guaranteed that these preneed mortuary trust assets would not grow sufficiently to allow SCI to perform the associated funerals profitably. As the defendants' own documents state: "Studies have shown that the asset class allocation decision ultimately determines over 90% of the fund's total return." Exhibit C-5, SCI0070; and

         o 26% ($211 million of $811 million total prearranged funeral funds as of June 30, 1997 - an undeniably material portion) of the preneed trust assets acquired by SCI remained in the possession of "pre-acquisition trustees," inactively managed, and invested in low yielding certificates of deposit. Exhibit C-5, SCI0067.

C.  DEFENDANTS' SCHEME.

         By 1998, SCI's failure to actively manage its mortuary trust assets was having an increasingly negative impact on SCI's profit margin. P. 36. Gross margins decreased from 28% to 15% during

-----------------
     (4)Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, at 4.


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fiscal year 1998. P. 36. Although defendants were keenly aware of the risk posed by SCI's failure to actively manage the preneed assets, they were severely hampered in correcting the condition because of SCI's need to secret its identity from the public. P.'s 38, 40, 42, Ans. P. 18.

         Rather than disclosing that SCI had amassed an enormous backlog of unmanaged, underperforming preneed funds and that a material number of SCI's funeral services had been, and would continue to be, performed at significant losses, defendants falsely represented that SCI was actively managing its backlog of acquired preneed trust assets. P. P. 45, 47. At the beginning of the Class Period in July 1998, the defendants publicly announced the creation of SCI Financial Services, Inc., a subsidiary which would purportedly actively manage SCI's preneed trust assets. P. 47. To establish this new organization SCI purchased two companies, each of which had experience in preneed asset management. P. 48. The first acquisition was of American Memorial Life Insurance Company ("AML" or "American Memorial"), and the second was ECI. P. 49.

         The purchase of ECI is of particular significance because ECI, unlike SCI, already had established, and fully disclosed the existence of, a financial management system which ensured that its customers' preneed investments, or the funeral insurance coverage obtained, would be sufficient to cover adequately the future costs of prearranged funeral services. P. 50. While ECI disclosed that its insurance policies included "built-in escalation clauses" and that earnings on its trust funds "have allowed [it] to adequately cover the inflationary increase in costs of funeral services," SCI remained silent on these points. P.
53. The reason for SCI's omissions is clear: SCI's trust funds had not been managed to grow at a rate equal to or greater than the increase in the costs of funeral services. P. 53.

         Defendants deceived the Class as to the primary -- and continuing -- reason for SCI's funeral service gross margin contraction during the first three quarters of 1998 by pointing to declining death


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



rates in North America, higher costs and lower volumes of funerals throughout the industry. P. 55. In addition, defendants carefully "managed" SCI's reported 1998 second and third quarter earnings by, inter alia, their aggressive acquisition program which provided SCI fresh sources of revenue, including, for example, the purchase of American Memorial in the third quarter of 1998. P. 55. However, defendants knew that SCI's deteriorating funeral service profit margins had already, and were continuing to, impact reported earnings, the all important indicia of SCI's financial condition for the investing public, and that SCI's fiscal year end would soon bring about a day of reckoning. P. 55.

         By November 1998, the Individual Defendants knew that SCI's fourth quarter 1998 earnings would fall at least between $.08 to $.10 below analysts' estimates. P. 56. The Individual Defendants were also aware, by virtue of their receipt of daily, weekly and monthly profit/loss reports via SCI's "Falcon" system from each of SCI's domestic funeral homes, that this shortfall resulted from the performance of unprofitable preneed funerals, as well as undisclosed increases in costs for those services. P. 56.(5) Senior SCI executives, also aware of this impending shortfall and the reasons for it, openly discussed how to hide the shortfall from investors and how they and the Individual Defendants planned to "bury" this shortfall in a one-time charge that SCI planned to take in connection with its acquisition of ECI. P. 56.

         Defendants knew the success of their plan hinged on their ability to close the ECI acquisition during the fourth quarter of 1998 so that SCI could take a one-time charge in the fourth quarter and close the ECI transaction without having to disclose the true reasons for the Company's earnings shortfall. P. 56. Pointedly, defendants make no attempt in their motion to challenge the sufficiency of the Complaint's allegations about their scheme to bury expected earnings shortfall in a one-time

------------------
     (5)The defendants have admitted that the Falcon system "allows SCI to determine the level of funeral and cemetery sales." Ans. P. 121.

charge that SCI planned to take in the fourth quarter in connection with the ECI merger. P. 56. This omission, coupled with defendants' admission that SCI was unable to divest itself of certain properties in time to obtain FTC approval to close the ECI merger in the fourth quarter of 1998, further supports plaintiffs' claims. Ans. P. 59.

         Defendants' scheme was foiled, however, when SCI was unable to divest itself of certain properties in time to obtain FTC approval to close the ECI transaction in the fourth quarter of 1998. P. 57; Ans. P. 59. Defendants were unable to "bury" the earnings shortfall, which by the end of the fourth quarter had nearly doubled to $.19 to $.20 per share, in an acquisition charge as defendants had planned because the Merger did not close until after the end of the fourth quarter. P. 59.

         Defendants nonetheless proceeded to close the ECI transaction without ever disclosing to ECI or the Class that SCI would report a drastic shortfall in its 1998 fourth quarter earnings. P. 60. Defendants did so despite the fact that the Merger Agreement between SCI and ECI, dated August 6, 1998 required SCI to disclose to ECI its poor performance during the fourth quarter of 1998 at any time at which it could reasonably be anticipated that such poor performance could have an adverse financial impact on SCI. P. 61. Defendants, aware that disclosure of the adverse financial conditions at SCI would lead to the termination of the Merger by ECI or to a renegotiation of the transaction, refused to take that risk. P. 67.

D. DEFENDANTS' MOTIVES.

         Defendants had strong motives to conceal the true reasons behind SCI's funeral margin contraction and the negative impact that SCI's unprofitable multi-million dollar preneed funeral backlog had already had, and was continuing to have, on SCI's profit margins and earnings. P. 110. By doing so, defendants were able to cause the market price of SCI's stock to become and remain materially artificially inflated throughout the Class Period. P. 110. Because the consideration paid by SCI to ECI stockholders was SCI common stock, SCI was able to effectively purchase ECI with "watered stock," thereby saving SCI millions. P. 110.

         The ECI acquisition was undeniably critical to SCI's ability to turn around its unprofitable preneed business. P. 111. ECI had the right to terminate the Merger Agreement, however, "if the representations and warranties of [SCI]
shall fail to be true and correct in all material respects . . . ." P. 112.
Thus, prior to negotiating the deal with ECI, SCI had ample motive to maintain SCI's stock price in an effort to acquire ECI in a stock-for-stock transaction for less than ECI's true value. P. 112. After the Merger Agreement was executed, but before the deal closed, SCI had motive to continue to hide conceal adverse developments from ECI to prevent ECI from terminating the Merger Agreement. P.
112. Had SCI disclosed the existence of its problems, ECI would have been able to terminate the Merger Agreement under Section 9.1. P. 112. Defendants also admit that the shelf- registration statements filed with the SEC during the Class Period permitted SCI to "avail itself of much needed funds to finance the Company's acquisitions and operations." Ans. P. 114 (emphasis added).

E.       THE TRUTH IS REVEALED.

         On January 26, 1999, just five business days after SCI and ECI jointly announced the completion of the Merger, SCI shocked the investment community by issuing a press release which stated:

         [SCI], the world's largest funeral and cemetery company, announced today that it expects diluted earnings per share for the fourth quarter of 1998 to be lower than current analyst expectations.

P. 123. SCI's fourth quarter 1998 gross profits declined by 19% from SCI's third quarter 1998 and 24% from SCI's fourth quarter 1997 gross profits. SCI's earnings per share for fourth quarter 1998 were 28% below the third quarter 1998, 36% below the fourth quarter 1997, and 45% below the average forecast or "consensus estimate" for the fourth quarter by analysts who followed SCI. P.
123. These "consensus estimates" were based on misleading information given directly by SCI to professional market analysts. P. 123. Defendants deceptively failed to disclose to analysts and the market, and to ECI and its shareholders in the course of negotiating and closing the Merger, the truth about SCI's increasingly unprofitable preneed funeral business. P. 123.

         The market's reaction to the January 26, 1999 disclosure was swift and severe. P. 124. The price of SCI common stock plunged from $34 7/16 per share on January 25 to $19 1/8 per share on trading of over 36 million shares, a one-day decline of $15.3125 per share or 44%. P. 124. This price decline also virtually cut the consideration paid for each share of ECI common stock in the Merger in half.P. 124.

         On February 9, 1999, the Company issued a press release purporting to explain the earnings shortfall. The primary reasons cited by SCI for the shortfall were decreased revenues and increased costs. However, the true reason for this "surprised" shortfall was revealed later by statements defendant Heiligbrodt made to the press. As alleged, this earnings shortfall resulted from losses on SCI's preneed business, losses which were known to defendants throughout the Class Period. P. 126 (excerpting story in industry publication in which defendant Heiligbrodt stated "the at need value of many of the preneed plans sold in the 1980's is about 20 percent less than the company presently charges for its services"); Ans. P. 127 (admitting, without qualification, story in industry publication reporting that "SCI has said in the past that it loses money on some of its preneed services because the contract was sold at too low a price").

                                    ARGUMENT

I.       THE APPLICABLE LEGAL STANDARDS

         Rule 12(b)(6): Rule 12(b)6) allows for dismissal of a complaint if the plaintiff fails to "state a claim upon which relief may be granted." Robertson
v. Strassner, 32 F. Supp. 2d 443, 445 (S.D. Tex. 1998) (citations omitted). A motion to dismiss is "viewed with disfavor and is rarely granted." Lowrey v. Texas A&M University System, 117 F.3d 242, 247 (5th Cir. 1997). Dismissal is appropriate only when "it appears beyond doubt that the plaintiff can prove no set of facts in support of his claim which would entitle him to relief." Conley
v. Gibson, 355 U.S. 41, 45-46 (1957); Holmes v. Texas A&M Univ., 145 F.3d 681,
683 (5th Cir. 1998). In deciding whether dismissal is warranted, the Court must accept as true the non-conclusory allegations in the plaintiff's complaint. Khurana v. Innovative Health Care Systems, Inc., 130 F.3d 143, 147 (5th Cir.
1997); Zuckerman v. Foxmeyer Health Corp., 4 F. Supp. 2d 618, 621 (N.D. Tex.
1998).

         Rule 9(b): Rule 9(b) properly serves to deter vague and conclusory allegations of fraud. But, Rule 9(b) does not allow "defendants by sophisticated claims of ignorance, to plow meritorious claims into stumps...Enforcement of
Rule 9(b) should not become .... a tool to require plaintiffs repeatedly to redraft pleadings despite defendants' pre-existing full knowledge of the matters which plaintiffs' pleadings address." Picture Lake Campground v. Holiday Inns, Inc., 497 F. Supp. 858, 866-67 (E.D. Va. 1980). The defendants urge the Court to interpret Rule 9 (and the PSLRA) as requiring plaintiffs to, in effect, prove their claims with evidentiary detail at the pleading stage, Def. Mem. at 14-16, but there is no requirement that plaintiffs plead their evidence in a publicly filed complaint. See, e.g., In re Health Management Sec. Litig., 970 F. Supp. 192, 208 (E.D.N.Y. 1997) (Rule 9(b) does not require that the pleading contain "'detailed evidentiary matter'") (quoting Ross v. A.H. Robins Co., 607 F.2d 545, 557 n.20 (2d Cir. 1979)); In re Bausch & Lomb, Inc. Sec. Litig., 941 F. Supp. 1352, 1361 (W.D.N.Y. 1996) (same); In re Cephalon Sec. Litig., [1997 Transfer Binder] Fed. Sec. L. Rep. (CCH) P. 99,562, at 97,799 (E.D. Pa. Aug. 29, 1997) (PSLRA "does not require pleading all of the evidence and proof thereunder supporting a plaintiff's claim"); In re Digi Int'l Sec. Litig., 6 F. Supp. 2d 1089, 1096-97 (D. Minn. 1998) (plaintiffs allegations need not be supported by "underlying documentary evidence").

         Facts supporting plaintiffs' allegations of fraud are plead in detail, based on publicly available information and plaintiffs' counsels' extensive investigation into SCI's operations. See, e.g., P. 128. Those facts -- together with the reasonable inferences drawn therefrom -- more than adequately state a claim against defendants.(6)

II.      THE COMPLAINT STATES CLAIMS AGAINST DEFENDANTS FOR

         VIOLATIONS OF SECTIONS 11 AND 12(a)(2).

         The Section 11 and Section 12(a)(2) claims arise from the fact that the owners of the common stock and stock options of ECI, 19 days after the close of the fourth quarter of SCI's financial year, exchanged their ECI stock and options for SCI stock and options based upon SCI's false and

---------------

     (6)Defendants resort to a well-worn, conclusory argument, stating that "[t]his securities fraud class action is exactly the type of case that prompted Congress to reform the federal securities laws: that this case is "reminiscent of pre-Reform Act pleadings", and requires dismissal under the PSLRA. Def. Mem. at 2. However, the PSLRA was not enacted to erect impregnable barriers to legitimate private fraud actions, but to deter frivolous litigation. See PSLRA Statement of Managers, 141 Cong. Rec. at H13699 (daily ed. 11/28/95) (recognizing legitimate private fraud actions are an "indispensable tool with which defrauded investors can recover their losses," "promote...confidence in our capital markets," and "help to deter wrongdoing"). This action is the very kind of carefully prepared case, attacking real fraud by insiders, based on a significant investigation of plaintiffs' counsel, that Congress, by weeding out frivolous suits, wanted victims to be able to prosecute more effectively.

misleading Registration Statement/Prospectus. At the time of the exchange on January 19, 1999, SCI's fourth quarter was already closed, the results were far below expectations, and yet these results were not disclosed to ECI holders. Seven days later, on January 26, 1999, when SCI finally disclosed its poor fourth quarter results, its stock price was cut almost in half and the value of the SCI shares that the ECI holders had received just days earlier were now worth just over half as much -- losing $278 million dollars in value.

         SCI's Registration Statement/Prospectus warranted -- as defendants admit -- that "as of the closing date," "there has not been any event, occurrence, development or state of circumstances or facts which has had, or could reasonably be anticipated to have, individually or in the aggregate, a Materially Adverse Effect." P.'s 106-107; Ans. at P.'s 106-107 (emphasis added). Because the fourth quarter had already closed at the time of the completion of the stock exchange, and because its results demonstrated a severe earnings shortfall, it is clear that an event had indeed occurred that had a materially adverse effect on SCI's operations. Thus, the Registration Statement/Prospectus' warranty to the contrary was necessarily false and misleading in violation of Sections 11 and 12(a)(2). These claims must be sustained.

         A.       ELEMENTS OF CLAIMS UNDER SECTIONS 11 AND 12(a)(2).

         Under Section 11 of the 1933 Act, purchasers of registered securities may recover damages if the registration statement contains a material misstatement or omission; plaintiffs do not need to plead or prove fraud, reliance, motive, intent, knowledge or recklessness:

         [Section 11] impos[es] a stringent standard of liability on the parties who play a direct role in a registered offering. If a plaintiff purchased a security issued pursuant to a registration statement, he need only show a material misstatement or omission to establish his prima facie case. Liability against the issuer of the security is virtually absolute, even for innocent misstatements.

Herman and MacLean v. Huddleston, 459 U.S. 375, 381 (1983)(emphasis added). See also Ernst & Ernst v. Hochfelder, 425 U.S. 185, 200 (1976)(policy underlying
Section 11 was to create liability regardless of fault); In re F & M Distributors, Inc. Sec. Litig., 937 F. Supp. 647, 656 n. 5 (E.D.Mich.
1996)(scienter is not an element of Section 11 or 12(a)(2) claims). To state a claim under Section 11, the Complaint need only allege that: (1) the plaintiff purchased securities traceable to an effective registration statement (see P.
133); (2) the defendant falls within the statutorily enumerated categories (see
P. 134); and (3) the registration statement contained a material misstatement or omission.(7)

         Section 12(a)(2) of the 1933 Act, like Section 11, imposes strict liability for false and misleading statements in a prospectus, and it has no reference to the effective date of the registration statement. See, e.g. Degulis
v. LXR Biotechnology, Inc., 928 F. Supp. 1301, 1310 (S.D.N.Y. 1996)("only a material misstatement or omission need be shown to establish a prima facie case [under Section 11 or 12], and scienter need not be alleged"). Rather, Section 12(a)(2) imposes liability whenever a prospectus (such as the one at issue here) is false or misleading and securities are eventually sold or acquired thereby. In Hill York Corporation v. American International Franchises, Inc., 448 F.2d 680 (5th Cir. 1971), the Fifth Circuit set forth the elements of a section 12(a)(2) violation:

         the plaintiffs were required to prove that the defendants sold or offered to sell these securities by the use of the mails or instruments of transportation or communication in interstate commerce, and that the defendants misrepresented or omitted material facts. In addition the plaintiffs had to show that they had no knowledge of any untruth or omission. The plaintiffs need not prove scienter on the part of the defendants. Finally, the plaintiffs need not prove that they relied in any way on the alleged misrepresentations or omissions.

------------------
     (7)Although absent in their motion, defendants will no doubt argue in their reply that the accuracy of the registration statement is tested on its effective date, November 20, 1998. However, the registration statement itself expressly provides that it will be accurate up until the date of closing. (P. 107).

Id. at 695 (internal citations omitted).

         As shown below, defendants violated Sections 11 and 12(a)(2) by consummating an exchange of SCI stock and options for their ECI counterparts on January 19, 1999 based upon false and misleading statements in the Registration Statement/Prospectus regarding SCI's financial health.

         B. THE AMENDED COMPLAINT ADEQUATELY ALLEGES THE ELEMENTS OF CLAIMS UNDER SECTIONS 11 AND 12(a)(2) FOR MATERIAL OMISSIONS AND MISSTATEMENTS IN THE REGISTRATION STATEMENT/PROSPECTUS.

         Sections 11 and 12(a)(2) placed defendants under a duty to disclose, both to the investing public and as a condition of the ECI merger, the adverse financial conditions at SCI both during the fourth quarter and after the quarter closed. As of November 1998, the individual defendants knew that ECI had a material shortfall in its fourth quarter earnings but nonetheless falsely represented in the Registration Statement that no material, adverse changes in SCI's business had -- or could -- occur. P. 56. Defendants' knowledge is clear from two admissions in its Answer. First, defendants admit that the Falcon system "allows SCI to determine the level of funeral and cemetery sales" (Ans.
P. 121) -- information plaintiffs allege was available on a daily basis. P. 121. Accordingly, by the date the Registration Statement became effective on November 20, 1999, nearly two-thirds of the way through SCI's fourth quarter, SCI had available, via Falcon, data regarding SCI's earnings shortfall. Second, SCI knew that this shortfall could not possibly be made up in the remainder of the quarter because, as defendants' admit, SCI's high fixed cost structure could not be reduced to accommodate slower periods of revenue growth, and supply could not be increased to make up the shortfall because "a death care provider cannot promise to fill an order in 'a week or two.'" P. 119; Ans. 119. Thus, SCI's Falcon system informed it of its earnings shortfall and the nature of the defendants' business made it impossible to recover from that shortfall; in other words, the writing was on the wall.

Accordingly, even as early as the preliminary effective date of the Registration Statement in November, SCI's claim that there were no materially adverse effects on its business was necessarily false and misleading. See Shaw v. Digital Equip. Corp. 82 F.3d 1194, 1210 (1st Cir. 1996)("Present, known information that strongly implies an important future outcome is not immune from mandatory disclosure merely because it does not foreordain any particular outcome").

         For the same reasons, the Registration Statement/Prospectus were defectively misleading when, only twelve business days prior to the end of SCI's quarter, SCI and ECI amended the Merger Agreement in SCI's favor. P.'s
70-71.(8) At this point in time, Falcon had provided defendants with nearly conclusive fourth quarter results and there was even less time to make up the shortfall that was now all but a fait accompli. Still, defendants failed to disclose the deteriorating results or the material impact on SCI's business operations, leaving uncorrected the unavoidably false and misleading statement of "no materially adverse effect" in the Registration Statement/Prospectus. P. 71, 56-57. Then, on December 31, 1998, the ECI shareholders voted to approve the merger and stock exchange, still without any disclosure of the fourth quarter debacle. Finally, 19 days after the fourth quarter had closed, sealing SCI's poor performance, SCI unbelievably continued to keep private its knowledge of the dramatic decline in SCI's earnings, waiting until one week after the acquisition transaction was safely closed to share its knowledge with the world and the ECI shareholders that SCI's fourth quarter results were nearly 50% below expectations. "[I]n the context of a public offering, there is a strong affirmative duty of disclosure." Shaw v. Digital Equip. Corp. 82 F.3d at 1202 (emphasis added). In the Shaw case, the First Circuit sustained Section 11 claims based upon a failure to disclose poor quarterly results in a registration


------------------
         (8)Plaintiffs believe that this amendment to the Merger Agreement (which was incorporated in the Registration Statement/Prospectus), created a new effective date in late December 1998.

statement that became effective 11 days prior to the end of the quarter. Id. at 1211. The Court analogized the defendant corporation to an inside trader, arguing that just as an individual insider with material nonpublic information about a pending merger. . . could not purchase his company's securities without making disclosure, the company itself may not engage in such a purchase of its own stock, if it is in possession of such undisclosed information. By extension, a comparable rule should apply to issuers engaged in a stock offering. Otherwise, a corporate issuer selling its own securities would be left free to exploit its information trading advantage, at the expense of investors, by delaying disclosure of material nonpublic negative news until after completion of the offering.

Id. at 1204 (internal citations omitted and emphasis added). Any other rule "would allow companies to exploit what amounts to a naked informational trading advantage." Id. at 1209. Thus, at "any point in a quarter," if "there is a sufficient probability that unexpected disastrous quarter-to-date performance will carry forward to the end of the quarter," to avoid liability, such results must be disclosed if "a reasonable investor would likely consider the interim performance important to the overall mix of information available.". Id. at 1210 (emphasis added).

         The facts of the instant case are even more egregious than Shaw because, here, the defendants thrice traded on inside information, utilizing their "naked informational trading advantage" by failing to disclose negative information material to the acquisition of ECI, in November of the fourth quarter, 12 business days before the quarter's end, and even after the quarter had closed -- in spite of their express promise in the Registration Statement/Prospectus to report such information up until the date the transaction closed.(9) Accordingly, plaintiffs have amply met their pleading burden to allege

------------------
     (9)Plaintiffs allege that the cause of the material fourth quarter earnings shortfall was principally the result of the undisclosed mounting backlog of unprofitable preneed contracts, and that the failure to disclose the shortfall prior to the closure of the ECI transaction was the culmination of defendants' six-month fraudulent campaign to cover up a long-standing financial crisis. Defendants claim that the shortfall was caused by business reasons outside of its control. See Def. Mem. at 9, n. 10 (citing company press release). While the reasons for SCI's fourth quarter earnings shortfall are a factual dispute to be resolved at trial, these reasons are irrelevant to plaintiffs' Section 11 and 12(a)(2) claims.

material misstatements and omissions. Nothing more is required under Sections 11 and 12(a)(2) of the 1933 Act. Herman & MacLean v. Huddleston, 459 U.S. at 381-82.(10)

         C.   PLAINTIFFS' SECTION 11 AND 12(a)(2) CLAIMS ARE NOT SUBJECT TO FED.
              R. CIV. P. 9(b) OR TO THE PARTICULARITY REQUIREMENTS OF THE PSLRA

         Defendants also argue -- albeit in a conclusory manner in a cursory footnote -- that the plaintiffs' 1933 Act claims are subject to the particularity requirements of the PSLRA and Rule 9(b) because the gravamen of all the claims is fraud. See Def. Mem. at 13. This argument has no merit.

         The PSLRA, which included amendments to both the 1933 Act and the 1934 Securities Exchange Act of 1934 (the "1934 Act"), only added "particularity" pleading requirements to the 1934 Act, clearly preserving the strict liability of the 1933 Act claims. Compare 15 U.S.C. Section 77z-1 with 15 U.S.C. Section 78u-4. Plaintiffs' prima facie case for violations of Section 11 and 12(a)(2) is pled by alleging the presence of false and misleading statements or omissions in the Registration Statement. Degulis v. LXR Biotechnology, Inc., 928 F. Supp. 1301, 1310 (S.D.N.Y. 1996). See also In re Nationsmart Sec. Litig., 130 F.3d 309, 315 (8th Cir. 1997) (declining to apply Rule 9(b) to Section 11 claim because Section 11 does not include fraud or mistake as an element). Kensington Capital

--------------
     (10)As the Shaw court noted, the duty of an inside trader -- whether an individual or a corporation -- is to "disclose or abstain from trading." Shaw, 82 F3d at 1203. Plaintiffs' Section 11 and Section 12(a)(2) claims on behalf of the ECI holders are predicated on SCI's failure to disclose, making its Registration Statement/Prospectus false and misleading. In addition, plaintiffs also assert Section 10(b) claims on behalf of the ECI holders, based upon SCI's knowing or deliberately reckless failure to abstain from trading when it was in possession of superior information than that available to the market. As demonstrated below, plaintiffs have plead their 10(b) claims with sufficient particularity and with sufficiently strong allegations of scienter to survive dismissal. See Point III, infra. Accordingly, the ECI holders' 10(b) claims must be sustained as well.

Management v. Oakley, Inc., [1999 Transfer Binder] Fed. Sec. L. Rep. (CCH) P. 90,411, at 91,855 (C.D.Cal. Jan. 14, 1999) (same).

III.     THE COMPLAINT STATES CLAIMS FOR VIOLATIONS OF SECTION 10(b) AND RULE
         10b-5.

         Not only are the statements in the Registration Statement per se actionable under Sections 11 and 12(a)(2), but those statements, as well as the other statements detailed in the Complaint, give rise to a cause of action under
Section 10(b).(11)

         A. THE CIRCUMSTANCES OF DEFENDANTS' FRAUD ARE STATED WITH SUFFICIENT PARTICULARITY UNDER RULE 9(B) AND THE PSLRA.

         Pursuant to Rule 9(b) of the Federal Rules of Civil Procedure a plaintiff must specify the "statements contended to be fraudulent, identify the speaker, state when and where the statements were made, and explain why the statements were fraudulent." Zuckerman v. Foxmeyer Health Corp., 4 F. Supp. 2d 618, 622 (N.D. Tex. 1998). Plaintiffs have identified the precise omissions and misstatements alleged to have been made, the Registration Statement, press release, or SEC filing in which they were made, the context and the manner in which the statements were misleading and what defendants gained by the alleged fraud.

         If an allegation regarding a statement or omission is made on information and belief, the PSLRA requires the complaint to state with particularity "all facts on which that belief is formed." 15 U.S.C. Section 78u-4(b)(1). Because the Complaint's detailed allegations of falsity are based on the

----------------

     (11)See, e.g., Shaw, 82 F.3d at 1221 (the same misstatements and omissions in a Registration Statement which give rise to Section 11 and 12(a)(2) claims may give rise to a cause of action under Section 10(b) provided that plaintiffs establish the additional elements of Rule 10(b); Williams v. WMX Technologies, Inc., 112 F.3d 175, 177 (5th Cir. 1997) ("to state a claim based on Section 10(b) of the Securities Exchange Act of 1934 the plaintiff must allege 1) a misstatement or omission; 2) of material fact; 3) made with the intent to defraud; 4) on which the plaintiff relied; and 5) which proximately caused the plaintiff's injury.").

investigation of plaintiffs' counsel (P. 128) rather than on information and belief, the PSLRA's information and belief pleading requirements do not apply.(12) Moreover, even if the Complaint were deemed to have been alleged on information and belief for purposes of the PSLRA, its allegations of fact more than sufficiently meet the requirements of the PSLRA.

               1. DEFENDANTS' FRAUDULENT STATEMENTS IN CONNECTION WITH THE ECI ACQUISITION AND THE FOURTH QUARTER OF 1998.

         The Complaint alleges specific facts showing defendants carefully considered a plan to deceive the investing public about SCI's financially debilitating preneed contracts and underperforming acquired mortuary trust assets -- a plan which reached an unprecedented level in the fourth quarter of 1998, by which time it had become clear to defendants that the increasingly adverse impact on SCI's reported results could continue to be concealed only by burying deteriorating earnings in a "charge" attributed to the ECI acquisition. In Section 10.10 of the Merger Agreement, which was attached as an Exhibit to the Registration Statement, defendants represented that no "events" had occurred which had, or could reasonably be anticipated to have, individually or in the aggregate, a "Material Adverse Effect." P.'s 63-66.

---------------

     (12)See, e.g., Schlagel v. Learning Tree, [1999 Transfer Binder] Fed. Sec.
L. Rep. (CCH) P. 90,403, at 91,816 n.4 (C.D. Cal. Dec. 23, 1998) (plaintiffs'
allegations, based upon the investigation of their counsel, did not constitute pleading on information and belief); Cherednichenko v. Quarterdeck Corp., [1998 Supp. Transfer Binder] Fed. Sec. L. Rep. (CCH) P. 90,108, at 90,142 n.3 (C.D. Cal. Nov. 26, 1997) ("Plaintiffs' allegations are based on the investigation of their counsel, not on information and belief. The heightened standard does not apply here."); Zeid v. Kimberley, 973 F. Supp. 910, 915; Lister v. Oakley, Inc., No. SA CV 97-809-GLT (EEX) 1999 U.S. Dist. LEXIS 389, at *7 (C.D. Cal. Jan. 14,
1999); Warman v. Overland Data, Inc., [1998 Supp. Transfer Binder] Fed. Sec. L. Rep. (CCH) P. 90,167, at 90,529 (S.D. Cal. Feb. 23, 1998). See also In re
Employee Solutions Sec. Litig., CIV 97-545-PHX-RGS-OMP, 1998 U.S. Dist. LEXIS 16444, at *13 (D. Ariz. Sept. 29, 1998) (plaintiffs are not required to reveal the individual sources of their allegations under the PSLRA).

         The Complaint specifies in detail why that statement was misleading. Defendants knew when the statement was made that SCI's unprofitable acquired preneed contracts had already had, and were continuing to have, "a material adverse effect" which was required to be disclosed pursuant to the Merger Agreement. P. 56. By November 1998, defendants knew that SCI's fourth quarter 1998 earnings would fall at least between .$08 to $.10 below analysts' estimates, and talked openly among themselves about their scheme to hide the deteriorating earnings with a special "charge" attributed to the ECI acquisition. P. 56. Disclosure of the drastic impact of servicing the preneed contracts either would require renegotiation or termination of the ECI deal -- a risk defendants were unwilling to take.
P. 67.

         Similarly, on December 14, 1998, when the Merger Agreement was amended, the Complaint alleges that defendants again failed to disclose materially deteriorating fourth quarter earnings caused by, inter alia, the impact of the Company's acquired mortuary trust assets. P. 71. This was less than two weeks prior to the end of SCI's fourth quarter, by which time defendants were aware of the extent of the earnings shortfall. P. 71. By that time, defendants knew they would not be able to continue to conceal SCI's deteriorating financial condition from the public when it came time to file year end reports with the SEC.P. 56. Moreover, the true condition of SCI -- not only in the fourth quarter, but throughout the Class Period, was well known to the Individual Defendants, who closely monitored results from SCI's many funeral homes through next-day reports generated by SCI's computer system, "Falcon." P. 56. The Complaint alleges with the particularity required by Rule 9(b) and the PSLRA, why the statements made in connection with the ECI merger were false and misleading.(13)

----------------
     (13) Accordingly, even if plaintiffs were required to state their Sections 11 and 12 claims with particularity -- which they are not -- they have done so.

               2. THE COMPLAINT ALSO ALLEGES WITH PARTICULARITY THE DEFENDANTS' FALSE AND MISLEADING STATEMENTS THROUGHOUT THE CLASS PERIOD.

         Not only does the Complaint satisfy the PSLRA and Rule 9(b)'s particularity requirements with respect to the defendants' false and misleading statements in connection with the ECI acquisition, but it also satisfies those requirements with respect to the defendants' statements throughout the Class Period. In this case, as in many others, there were material undisclosed facts concerning the same subject -- SCI's unprofitable acquired preneed funeral contracts and the impact they were having on the Company's overall profit margins and performance -- that rendered all of the challenged statements from the beginning of the Class Period materially false and misleading when made. The Complaint specifies how and why these undisclosed adverse facts rendered each of the defendants' affirmative statements identified in the Complaint false and misleading when made. See P.'s 73, 75, 78, 80, 82, 84, 86, 88, 90, 92, 94, 96,
98, 100, 102, 103, 104, 106-108 (false and misleading statements) followed by P.'s 74, 76, 77, 79, 81, 83, 85, 87, 89, 91, 93, 95, 97, 99, 101, 105, 109
(detailed explanations of why the statements were materially false and misleading).

         In an attempt to transform plaintiffs' Complaint into a case they might rather defend, defendants mischaracterize these detailed allegations of fraud as "conclusory." Def. Mem. at 12-16. Defendants' claim is belied by the Complaint's specific allegations regarding each of the alleged omissions and misstatements, which must be deemed to be true on a motion to dismiss. For example, plaintiffs do not merely "conclude" that the Company's 1998 third quarter 10-Q omitted material information regarding the Company's underperforming preneed contracts and mortuary trust assets. P. 100. They allege, very specifically, that the Company's backlog of prearranged funeral contracts included a material number of contracts that were backed by mortuary trust assets that were inadequately funded or were funded by assets invested only to ensure growth adequate to cover "the cost of providing a price guaranteed funeral." P. 101(a). At the time the 1998 third quarter 10-Q was filed, a material number of SCI's funeral services had been, and would continue to be, performed at significant losses, resulting in an increasingly sharp erosion in SCI's profit margins for funeral services. P. 101(b).(14)

         The Complaint more than adequately satisfies Rule 9(b) and the PSLRA's particularity requirements. Nothing more is required.

         B. THE PRENEED STUDY, ALONG WITH DEFENDANTS' PUBLIC STATEMENTS AND ADMISSIONS, AMPLY SUPPORT THE ALLEGATIONS IN THE COMPLAINT.

         Defendants argue that the collection of select unauthenticated documents they assert constitute the preneed study rebuts each of plaintiff's allegations, based on their own, self-serving interpretation of those documents. This argument -- which clearly addresses the merits of the Complaint -- is entirely improper on a motion to dismiss where the Court must accept as true reasonable inferences drawn from plaintiffs' allegations. Khurana v. Innovative Health Care Systems, Inc., 130 F.3d 143, 147 (5th Cir. 1997); Zuckerman v. Foxmeyer Health Corp., 4 F. Supp. 2d 618, 621 (N.D. Tex. 1998); accord, In re Stratosphere Corp. Sec Litig., 1 F. Supp. 2d 1096, 1109 (D. Nev. 1998)(resolving disputed facts or inferences improper on motion to dismiss).

         Defendants' "explanation," which at its core admits the existence of SCI's preneed problems, goes to SCI's ultimate defense. It is a merits argument, which should be presented to the jury at trial, after plaintiffs have had their right to complete merits discovery, and where SCI's "defenses" will be subject to cross-examination and the rules of evidence; it has no place in a motion to dismiss. In any

------------------
     (14)The Complaint also sets forth in detail the number of funeral homes SCI acquired (P. 20), the increased costs associated with providing funeral services, (P. 26), SCI's increasing backlog of preneed contracts, (P. 28), the negative impact on SCI's profit margin (P.'s 36-37), the Company's attempts to conceal its plunging profit margins (P.'s 42-71), and the admitted negative impact on earnings resulting from losses on SCI's preneed business. P. 126.

event, SCI's defense is meritless. Even the select documents defendants rely on, along with defendants' post Class Period public statements and admissions, amply support the allegations in the Complaint. Indeed, the defendants have admitted that fourth quarter earnings shortfall was caused by SCI's unprofitable preneed business. See P. 126 (excerpting story in industry publication in which defendant Heiligbrodt stated "the at need value of many of the preneed plans sold in the 1980's is about 20 percent less than the company presently charges for its services"); Ans. P. 127 (admitting without qualification, story in industry publication reporting that "SCI has said in the past that it looses money on some of its preneed services because the contract was sold at too low a price").

         Defendants do not deny the explosive growth in preneed contracts. See Ans. P.'s 28 (conceding "between 1992 and 1998, in just a six-year period, SCI's prearranged funeral contract backlog increased three-fold, from $1.2 billion to $3.7 billion"); P. 31. Defendants also admit that CD's were used to finance the future cost of performing the funeral services for preneed customers. Ans. P. 24. And the defendants' own submissions show that SCI had a material amount of its mortuary trust assets -- 33% -- tied up in cash or other low risk/low return investments (Exhibit C-1, SCI0009), despite knowing this percentage was potentially disastrous. See Exhibit C-1, SCI0009: ExhibitC-4 SCI0063 (SCI's "policy" was to invest only 10% of the preneed investments in cash).(15)

-----------------
     (15)Defendants' reliance on statements in their documents about "return over inflation" of 2% (Exhibit C-4, SCI0064) to refute the merits of the Complaint are woefully inapt. "Inflation" refers to a "continuing rise in the general price level." Merriam Webster's Collegiate Dictionary 598-99 (10th ed.
1993) (emphasis added). The Complaint alleges that there were specific cost increases in the funeral industry, stating "the costs associated with providing funeral services increased at an average annual rate of 8.5%. . . ." P. 26.
Thus, defendants knew, or were reckless in not knowing, that a mere 2% return over inflation (assumed in defendants' documents to be 3.5%, Exhibit C-1, SCI0005) was totally insufficient in the face of 8.5% cost increases.

         C. PLAINTIFFS ARE NOT REQUIRED BY THE PSLRA OR RULE 9(b) TO IDENTIFY INTERNAL DOCUMENTS OR INFORMANTS.

         Contrary to defendants' argument (Def. Mem. at 21-23), plaintiffs need not specify which internal documents they relied on or even that they relied on internal documents at all. The Complaint satisfies the PSLRA by alleging compelling facts which raise a strong inference of scienter without reference to any internal documents, and by identifying with particularity the facts that support plaintiffs' claim that the specific statements made by defendants were misleading. See Coates v. Heartland Wireless Communications, Inc., 26 F. Supp. 2d 910, 916 (N.D. Tex. 1998). Once a plaintiff sets forth the specifics of an internal corporate problem and its importance, as plaintiffs have done, the Second Circuit precedents from which the PSLRA standard is derived do not require a plaintiff to have personal knowledge or identify precisely how the problems were communicated to the company's top executives. See, e.g., Cosmas v. Hassett, 886 F.2d at 12-13 (2d Cir. 1989), Cohen v. Koenig, 25 F.3d 1168, 1173
(2d Cir. 1994); Goldman v. Belden, 754 F.2d 1059, 1070 (2d Cir. 1985). The court in In re Bausch & Lomb Sec. Litig., 941 F. Supp. 1352, 1361 (W.D.N.Y. 1996), addressed this very issue, and upheld plaintiffs' complaint even though the "complaint did not point to any specific documents that defendants saw, nor did it state precisely when or how each individual defendant became aware that the Company's statements to the public were false or misleading." Id. Notably, the court concluded, "We will not demand clairvoyance from pleaders." Id. (citation omitted).

         Defendants also assert that plaintiffs must identify the underlying sources of their factual allegations (i.e., the names of their confidential informants) before plaintiffs' factual allegations may be accepted as true by the Court. Def. Mem. at 21-23. However, such a requirement is refuted by the plain and unambiguous language of the PSLRA. The PSLRA states (for 1934 Act claims only):

         [T]he complaint shall specify each statement alleged to have been misleading, the reason or reasons why the statement is misleading, and, if an allegation regarding the statement or omission is made on information and belief, the complaint shall state with particularity all facts on which that belief is formed.

15 U.S.C. Section 78u-4(b)(1) (emphasis added). Thus, even if the Complaint's allegations were made on "information and belief," the PSLRA requires only that plaintiffs plead all facts upon which their belief is based, not the sources of those facts. There is absolutely no reference in the PSLRA to the word "source," let alone a requirement that plaintiffs identify their sources by name in a publicly-filed pleading.(16)

IV.      THE COMPLAINT ADEQUATELY ALLEGES SCIENTER

         A.       THE LEGAL STANDARDS.

         Plaintiffs may meet the requirements of Rule 9(b) and the PSLRA as applied to Section 10(b) by "alleging either motive and opportunity to commit fraud, or by pleading facts which identify circumstances indicating defendants' conscious or reckless behavior, so long as the totality of the allegations raises a strong inference of fraudulent intent. Robertson v. Strassner, 32 F. Supp. 2d 443, 446 (S.D. Tex. 1998). Accord, Zuckerman v. Foxmeyer Health Corp., 4 F. Supp. 2d 618, 622 (N.D. Tex. 1998), STI Classic Fund v. Bollinger Industries, Inc., 1996 U.S. Dist. Lexis 21553, *3

------------------
     (16) An earlier draft of the PSLRA (requiring plaintiffs to plead "all information") was ultimately changed to require only the pleading of "all facts." This change was proposed by Judge Anthony Scirica of the Third Circuit on behalf of the Judicial Conference of the United States in order to conform the requirements of Section 21D(b)(1) of the PSLRA to those set forth in Rule 9(b). See 141 Cong. Rec. S19044-45 (Dec. 21, 1995) (remarks of Senator Domenici reproducing letter from the Hon. Anthony Scirica). See also House-Senate Conference Report, H. R. Rep. No. 104-369, at 41 (Nov. 28, 1995) (noting that the final text was "specifically written to conform the language to Rule 9(b)'s notion of pleading with 'particularity'"); Schaffer v. Evolving Sys., Inc., 29
F. Supp. 2d 1213, 1223 (D. Colo. 1998) (holding that Section 78u-4(b)(1) appears to be "merely a codification" of pre-existing Rule 9(b) jurisprudence).

(N.D. Tex. 1996)(holding that the "motive and opportunity" test survived the PSLRA). See also, Press v. Chemical Inv. Servs. Corp., 166 F.3d 529, 537-38 (2d Cir. 1999).

         Defendants incorrectly argue that the Fifth Circuit's decision in Williams v. WMX Techs., Inc., 112 F.3d 175, 178 (5th Cir.) cert. denied, 118 S.Ct. 412 (1997), is inapposite. In Williams, the Fifth Circuit applied the Second Circuit's approach to proper pleading of securities fraud allegations, and expressly stated that, although the case before it was filed prior to the PSLRA's effective date, "the [PSLRA] adopted the same standard we apply today." Id. at 177-178. It is therefore hardly surprising that of the seven published and unpublished district court cases in the Fifth Circuit that have commented on the pleading requirements for the scienter element under the PSLRA, all but one
- - Parcelsus, 1998 WL 1108373 (N.D. Tex. 1998) -- interpret the act to allow a plaintiff to plead scienter by showing motive and opportunity. See, McNamara v. Bre-X Minerals Ltd., 57 F. Supp. 2d 396 (E.D. Tex. 1999)(circumstantial evidence of conscious misbehavior or recklessness satisfies the pleading requirement; facts showing motive and opportunity can also satisfy the requirement, although they may not always do so conclusively); Coates v. Heartland Wireless Communications, Inc., 55 F. Supp. 2d 628, 633 (N.D. Tex. 1999)("This court holds that scienter can be pleaded based on motive and opportunity to commit fraud; Hartsell v. SourceMedia, Inc., 1999 WL 649645 (N.D. Texas 1999) ("allegations of motive and opportunity are sufficient.")17; accord Robertson v. Strassner,

---------------
     (17)The transcript of the hearing in Hartsell v. Source Media Inc., No. 3:98-CV-1980-R (N.D. Tex. July 15, 1999) before Judge Buchmeyer is attached hereto as Exhibit A. Judge Buchmeyer rejected the Ninth Circuit's opinion in Silicon Graphics, supra, finding that the better approach allows plaintiffs to prove scienter through motive and opportunity. Exh. A, pg. 33, 15-25.

32 F. Supp. 2d 443 (S.D. Tex. 1998); Zuckerman v. Foxmeyer Health Corp., 4 Supp. 2d 618 (S.D. Tex. 1998); STI Classic Fund v. Bollinger Industries, Inc., 1996 WL 885802 (N.D. Tex. 1996).(18)

         In Re Silicon Graphics II, 183 F.3d at 977-79 (9th Cir. 1999), heavily relied on by defendants, is at odds with this Circuit's interpretation of the PSLRA's pleading requirements, as is evident from WMX Technologies and district court cases such as Zuckerman and Strassner. See also In re Advanta Corp. Sec. Litig., 1999 WL 395997, at *3 (3d Cir. June 17, 1999) (noting that the Fifth Circuit in Williams concluded that the PSLRA codified the Second Circuit standard for pleading scienter). Indeed, none of the other Circuit Courts to address the PSLRA thus far (the First, Second, Third, Sixth and Eleventh) have taken the extreme view endorsed by the Silicon Graphics court, and have held that motive and opportunity are either alone sufficient to prove scienter or can -- at minimum -- constitute strong evidence of the requisite state of mind. See, Greebel v. FTP Software, Inc., 1999 WL 902898 (1st Cir. 1999); Press v. Chemical Investment Services Corp., 166 F.3d 529, 538 (2d Cir. 1999); In re Advanta, supra. In re Comshare, Inc. Sec. Litig., 183 F.3d 542, 549 (6th Cir. 1999); Bryant v. Avado Brands, Inc., 1999 WL 688050, *12 (11th Cir. 1999).

         Defendants also indulge in a misguided attempt to minimize the strong allegations of fraudulent intent by dissecting plaintiffs' allegations, and arguing that each factor, standing alone, is insufficient to prove scienter. Def. Mem. at 33-37. This argument is based on a misinterpretation of the PSLRA, which requires that the totality of the allegations raises a strong inference of fraudulent intent. Robertson v. Strassner, 32 F. Supp. 2d at 446. Accord, Zuckerman v. Foxmeyer Health

---------------
     (18)Defendants' arguments that the PSLRA imposed a new scienter standard based on legislative history have been considered and discussed at great length by the district courts ruling on the issue, and then rejected. "[T]he Legislative history of the [Reform Act] does not indicate that Congress acted to eliminate recklessness as a basis for scienter. . . ." McNamara, 57 F.Supp. at
634 (citing Marksman Partners, L.P. v. Chantal Pharm. Corp., 927 F.Supp. 1297, 1310 (C.D. Cal. 1996).

Corp., 4 F. Supp. 2d 618, 622 (N.D. Tex. 1998). This case does more than raise allegations that defendants made false and misleading statements to maintain favorable ratings on debt securities (Def. Mem. at 33) or to consummate a merger (Def. Mem. at 34) alone. Viewed in totality, the Complaint's numerous, detailed allegations set forth amply defendants' motive, opportunity, and reckless or deliberate conduct in compliance with the PSLRA.

         B. THE DEFENDANTS ACTED WITH ACTUAL KNOWLEDGE OR A RECKLESS DISREGARD FOR THE TRUTH.

         The Complaint alleges specific facts which create a strong inference that the defendants acted with, at least, a reckless disregard for the truth, and in many instances, acted intentionally and deliberately, including:

         o According to SCI insiders, by November 1998 the individual defendants knew that SCI's fourth quarter earnings would fall at least between $.08 to $.10 below analysts' estimates.
P.  56;

         o Senior executives and the defendants were not only aware of the impending earnings shortfall, they openly discussed how to hide the shortfall from investors and plotted an intricate plan to "bury" the shortfall in a one-time charge that SCI would take in connection with the ECI merger.
P.  56;

         o The Falcon system provided the individual defendants daily, weekly, and monthly profit/loss reports from each of the Company's more than 3,000 domestic funeral homes. Falcon reported SCI's performance of a material number of unprofitable preneed funerals as well as undisclosed changes in SCI's costs, for each and every funeral home owned by SCI, making it simply not credible that these defendants were unaware of SCI's financial performance. P. 20, 56;

         o Due to the Falcon system's reporting methods and the extremely high level of recurring, budgeted, fixed costs which do not fluctuate in the death care industry, death care providers such as SCI, can easily predict quarterly results. Defendants knew that fourth quarter results -- absent "burial" of the preneed impact in an ECI-related charge -- would be significantly less than estimated. P. 119; and

         o Defendant Heiligbrodt admitted, subsequent to the Class Period, that the Company's earnings shortfalls reported for fiscal year 1998 resulted from losses on SCI's preneed business, P.'s 126, 127.

         Moreover, the Individual Defendants controlled and approved the issuance of SCI's financial statements, press releases, and SEC filings during the Class Period. The magnitude of the fraud also supports the strong inference of scienter: On January 26, 1999, SCI announced that its fourth quarter 1998 gross profits declined 19% from its third quarter gross profits and 24% from SCI's fourth quarter 1997 gross profits. SCI's EPS for the fourth quarter of 1998 were a remarkable 36% below SCI's EPS for the fourth quarter of 1997 and 45% below the consensus estimate. P. 123. The magnitude of the completely unexpected shortfall caused SCI's shares to drop over 44% in one day. P. 124. Rehm v. Eagle Finance Corp., 954 F. Supp. 1246, 1254 (N.D. Ill. 1997)("[t]he more serious the error, the less believable are defendants' protests that they were completely unaware of defendants true financial status and the stronger the inference that defendants must have known about the discrepancy.").

         There is also the close proximity of the January 26, 1999 disclosure of SCI's deteriorated finances and the date on which the completion of the ECI merger was closed, a lapse of only five business days. P. 123. Defendants' failure to reveal the material, negative impact of the debilitating inherited preneed and inadequately invested mortuary trust assets is itself strong circumstantial evidence of scienter. See, e.g., Powers v. Eichen, 977 F. Supp. 1031, 1039 (S.D. Cal. 1997) (Where "bad news" was disclosed approximately four weeks after defendants' optimistic statements were made the court held that "[t]he proximity of the bad news to the dates that the defendants made optimistic statements is circumstantial evidence that the defendants knew that their optimistic statements were false."); Friedberg v. Discreet Logic Inc., 959
F. Supp. 42, 51 (D. Mass. 1997)(court upheld a complaint where the time lapse between the optimistic statements and the disclosure of negative news was approximately two months because of "the temporal proximity between an alleged misstatement and the later disclosure of inconsistent information.").

         C. DEFENDANTS ALSO HAD MOTIVE AND OPPORTUNITY TO ENGAGE IN THE FRAUDULENT SCHEME.

         Defendants also had both motive and opportunity to create a false picture of SCI's operating condition in order to maintain its artificially inflated stock price. It is undisputed that the Individual Defendants, all high ranking officers of SCI with access to internal documents, "Falcon" generated reports from each separate funeral home, attendance at regular meetings, and inside knowledge of the Company's affairs, had the opportunity to engage in the fraudulent scheme. P.'s 8-15. Defendants also had motive.

         To plead motive adequately requires a showing of "concrete benefits that could be realized by one or more of the false statements." In re Health Management, 970 F. Supp. 192, 202 (E.D.N.Y. 1997), quoting Shields v. Citytrust Bancorp, 25 F.3d 1124, 1128 (2d Cir. 1994)(internal quotations omitted). Here, defendants were motivated to keep the price of SCI's stock as high as possible prior to the effective date of the ECI merger. The ECI acquisition was critical to SCI's ability to turn around its increasingly unprofitable acquired preneed business. P. 111. As a result of SCI's disclosure on January 26, 1999, the consideration paid for each share of ECI common stock in the Merger was cut virtually in half. P. 124. ECI shareholders who received SCI common stock worth $25.53 per share when the deal closed, now held shares worth only $12.79 per share. P. 124. The total consideration paid for ECI was effectively reduced from $556 million to $278 million. Id.

         Allegations that defendants were motivated to issue false and misleading statements in order to complete stock-for-stock acquisitions sufficiently pleads motive. See Gross v. Medaphis Corp., 977 F.Supp. 1463, 1471 (N.D. Ga. 1997); Marra v. Tel-Save Holdings, Inc., 1999 WL 317103 (E.D.Pa.

1999). In Tel-Save, the court found a strong inference of fraudulent intent where plaintiffs identified a specific acquisition that occurred during the class period which was funded by a combination of Tel- Save stock and cash. Id. at *9. See also, Duncan v. Pencer, No. 94 Civ. 0321, U.S. Dist. LEXIS 401, at *48-49 (S.D.N.Y. Jan. 18, 1996) (company's motive to obtain monies to "fund its expansion and otherwise satisfy its financial needs" held sufficient to withstand a motion to dismiss); Harvey M. Jasper Retirement Trust v. Ivax Corp., 920 F.Supp. 1260, 1264-65 (S.D. Fla. 1995) (allegations that defendants inflated stock price to use as currency in stock-for-stock merger transaction showed what defendants gained by their misrepresentations).(19)

         In addition to consummating the ECI merger -- and consummating it on terms favorable to SCI -- defendants were motivated to misrepresent SCI's true financial condition because:

         o Defendants needed to maintain favorable ratings on debt securities, in particular, the May 29, 1998 registration of up to $1 billion of debt, common stock and warrants, and an October 15, 1998 registration for $500 million in SCI preferred stock. By failing to disclose the nature of SCI's unprofitable preneed business, SCI was able to save millions of dollars in interest payments that would otherwise have been paid to bondholders. P.'s 113-115; and

         o It was necessary for SCI to retain its favorable Standard & Poor's credit rating in order to continue to "avail itself of much need funds" to further its acquisition spree, revenues from which SCI used to mask the poor performance of its prearranged funeral contracts. P.'s 116-117; Ans. P. 114 (emphasis added.)

         Finally, defendants argue that any inference of scienter is negated by the absence of insider trading. Def. Mem. at 36-36. SCI did, however, engage in insider trading by exchanging inflated

-----------------
     (19) While it may be that "unsubstantiated allegations that [a company] sought to inflate its market price to consummate unspecified acquisitions do not raise a strong inference of scienter," In re Home Health Corp. of America, Inc. Sec. Litig., 1999 WL 79057, *15 (E.D. Pa. 1999), that is not the case here. The allegations about SCI's stock-for-stock merger with ECI are neither unsubstantiated nor unspecified. Defendants reliance on Leventhal v. Tow, 1999 WL 270089, *10-11 (D. Conn. 1999) and Health Management, supra, is misplaced. In both cases, the court found that allegations that defendants were motivated by a desire to complete unspecified future stock-for-stock transactions was insufficient to allege scienter.

SCI stock for ECI stock in the Merger, an act defendants admit "constituted a sale of securities." within the meaning of the statue prohibiting "selling a security while inpossession of material, nonpublic information." 15U.S.C.
Section 78t-1. Ans. P. 171. Moreover, in the face of detailed, substantial allegations of motive, opportunity, and a reckless disregard for the truth, even the absence of insider trading by any defendant is no defense to a well-pled complaint. See e.g., STI Classic Fund v. Bollinger Indus. Inc., 1996 U.S. Dist. LEXIS 21553, at *5-6 (N.D. Tex. Oct. 25, 1996) (motive established in post-PSLRA case despite absence of any insider trading); In re Wells Fargo, 12 F.3d 922, 931 (9th Cir. 1993) (allegations of unusual insider trading not required to establish scienter); In re Compaq Sec. Litig., 848 F. Supp. 1307, 1311 (S.D. Tex. 1993). Accord Hanon v. Dataproducts Corp., 976 F.2d 497, 507 (9th Cir.
1992); Cosmas v. Hassett, 886 F.2d 8, 13 (2d. Cir. 1989). Indeed, post-PSLRA decisions have found scienter in the absence of any insider trading. See, e.g., Gross, 977 F.Supp. at 1472 (scienter established through allegations that defendants made false statements in order to inflate the value of its stock thereby facilitating the acquisition of other companies); Epstein v. Itron, Inc., 993 F.Supp. 1314, 1326-27 (E.D. Wash. 1998).(20)

         Considering the totality of the circumstances in this case, including the fact that insider trading is not required to establish scienter, and the particularized facts demonstrating defendants knew of the

---------------
     (20)The Individual Defendants also had motives to maintain and enhance the price of SCI common stock to protect and enhance their executive positions and the substantial compensation and prestige obtained thereby. See, e.g., Zuckerman
v. Foxmeyer Health Corp. 4 F. Supp. 2d 618, 627 (N.D. Tx. 1998) (personal pecuniary benefits can create a strong motive to engage in fraud); In re Compaq Sec. Litig., 848 F. Supp. at 1311; Weiner v. Quaker Oats Co., 129 F. 3d 310, 318
n.8 (3d Cir. 1997); Blake v. Dierdorff, 856 F.2d 1365, 1369-70 (9th Cir. 1988).
See also Wells Fargo 12 F.3d at 931 (allegations that defendants "stood to receive more compensation because of the alleged non-disclosure of material information" sufficient to raise an inference of scienter); In re Digi Int'l Inc. Sec. Litig., 6 F. Supp. 2d 1089, 1098 (D. Minn. 1998) (holding that allegations that individual defendants could receive substantially more performance-based compensation as a result of misrepresentations constituted evidence of scienter).

adverse impacts of SCI's multi-billion dollar preneed funeral backlog on SCI's profit margins and earnings, there can be no doubt that defendants had both the motive and opportunity to commit fraud. See, Robertson v. Strassner, 32 F. Supp. 2d at 449 (defendants "misperceive Plaintiffs' allegations as to motive and place[d] undue reliance on Defendants' sales of OEDC stock"); see also Zuckerman, 4 F. Supp. 2d at 627 ("[a]fter consideration of the entire complaint, the Court is of the opinion that Plaintiffs have succeeded in alleging scienter).

V.       THE FALSE AND MISLEADING STATEMENTS CHALLENGED IN THE
         COMPLAINT ARE NEITHER "PUFFERY" NOR "FORWARD LOOKING."

         A. DEFENDANTS' STATEMENTS REGARDING SCI'S GROWTH AND PROFITABILITY ARE MORE THAN MERE CORPORATE PUFFERY.

         Defendants argue that numerous statements alleged to be false and misleading in the Complaint are merely statements of "corporate optimism." Def. Mem. at 24. Unable to refute the actual statements alleged to be false and misleading, defendants cite -- piecemeal -- to one or two sentences taken out of context from plaintiffs' allegations. In fact, when these very allegations are viewed in their entirety, it is evident that these statements are not only false and misleading, but actionable. See, e.g., P.'s 75, 84, 78, 96. For example, P. 75 challenges a series of statements by defendant Heiligbrodt about SCI's acquisition of American Life, statements defendants claim are merely "vaguely optimistic statements." Def. Mem. at 24. Not true.

         Heiligbrodt's statements were intended to and did convey the impression to the investing public that SCI was in the midst of a "profitable expansion into the preneed insurance business" and that SCI's acquisition of American Memorial was undertaken to build on and increase the profitability of its existing preneed "profit base". See P.'s 74(a-f), 75-76. In fact, when Heiligbrodt's statements were made, SCI's profitability was being severely undercut by its existing backlog of preneed funeral contracts. The acquisition of American Memorial and planned expansion into preneed insurance was an attempt to fraudulently mask the growing reductions in SCI's overall profit margins caused by having to provide unprofitable prearranged funeral services and to ensure that SCI would not be saddled with even more dormant and underperforming mortuary trust assets. P. 76.

         Similarly, in P. 84, which defendants also challenge as "mere puffery", defendant Champagne characterized "the most compelling way" for SCI to "increase its market share" was to "increase the level of the prearranged funeral business". P. 84. With respect to the American Memorial acquisition, Champagne added: "You're effectively building your backlog of funding for pre-arranged funerals which has the effect of expanding or maintaining SCI's prearranged funeral business...[t]hat is a very important aspect to a company like SCI. There is a lot of competition for prearranged funeral business." P. 84.

         Defendants' statements touting SCI's acquisition and boasting of the growing and enormous volume of preneed funeral business -- a critical cause of SCI's devastating January 26 earnings shortfall -- was an act designed to mislead the investing public. To imply, as the defendants do in their brief, that investors would dismiss as mere "puffery" statements about the strength of SCI's preneed business -- which by defendants' own representations constituted a "very important aspect" of SCI's business -- is just disingenuous. See also, P. 78 (defendants' discussion of the increasing backlog of prearranged funeral contracts without any mention of the resulting adverse impact on profit margins caused by unprofitable acquired contracts); P. 80 (discussion of SCI's "leading market positions" without disclosure of how SCI became a "market leader" through the acquisition of funeral homes with underperforming preneed mortuary trust assets); P. 82 (comparing ECI's operational systems to SCI's, notably excluding disclosure that ECI, unlike SCI, had an established program to ensure its ability to cover the cost of prearranged funerals).(21)

         Contrary to defendants' assertions, federal courts repeatedly have upheld challenges to statements far more general than those they label "too vague" in this case. As long as a reasonable investor could arguably rely on the statement, "general expressions of optimism may be actionable under the federal securities laws." Hanon v. Dataproducts Corp., 976 F.2d 497, 501 (9th Cir.
1992); Virginia Bankshares v. Sandberg, 501 U.S. 1083, 1091-93 (1991)(even "indefinite and unverifiable" expressions of insiders "are reasonably understood to rest on a factual basis that justifies them as accurate."). See also, Cooper
v. Pickett, 137 F.3d 616, 629 (9th Cir. 1997)(general statements of optimism actionable "if not genuinely or reasonably believed, or if the speaker is aware of undisclosed facts that tend seriously to undermine the statement's accuracy").

         B. DEFENDANTS' STATEMENTS AND OMISSIONS ARE NOT PROTECTED BY THE SAFE HARBOR PROVISIONS OF THE PSLRA.

         Defendants' contention that the misrepresentations alleged are "forward- looking," and therefore protected by the statutory safe harbor provision (Def. Mem. at 21-26), is wrong. Defendants, of course, concede that their omissions are not protected by any safe harbor provision. The Complaint's allegations challenge statements of then existing known facts, not

-------------------
     (21)Defendants' reliance on In re Verifone Sec. Litig., 784 F. Supp. 1471, 1482 (N.D. Ca. 1992), is misplaced. There the court held that a corporation need not disclose "its own internal forecasts or otherwise provide the market with the corporation's prediction of its own future. The decision was based on the belief that disclosure of predictions is "duplicative information already known to most analysts," that such predictions were likely to be a "hinderance, not a benefit, to investors," and that the securities laws do not oblige a corporation to bury shareholders with trivial information. Id. at 1482-83. The Complaint here alleges, however, that the defendants violated the securities laws by failing to disclose "hard" factual information about SCI's unprofitable acquired preneed business and mortuary trust assets. See, e.g., P.'s 29-37. Disclosure of internal forecasts or "soft" information is simply not at issue.

"forward-looking" information, and therefore do not fall within the statutory safe harbor. See Harris v. Ivax, 182 F.3d 799, 806 (11th Cir. 1999) ("Of course, if any of the individual sentences describing known facts (such as the customer's bankruptcy) were allegedly false, we could easily conclude that the smaller, non-forward-looking statement falls outside the safe harbor."). The nature of the fraud in this case is the defendants' concealment of the ongoing effect of SCI's existing acquired preneed business -- the negative impact of which was fully known to defendants throughout the Class Period, and which continued to adversely impact the Company's profitability. See, e.g., Gross v. Medaphis, 977 F. Supp. at 1473 ("the statutory safe harbor, like the 'bespeaks caution' doctrine, does not insulate defendants from private securities liability based on statements that misrepresent historical/hard or current facts").

         Even if any of the statements detailing SCI's ongoing and past business operations could somehow be considered "forward-looking" -- which they simply cannot -- none of the statements were accompanied by "meaningful cautionary statements." See Harris v. Ivax, 182 F.3d at 804, 806 ("A defendant can fully benefit from the safe harbor's shelter only when it has disclosed risk factors in a warning accompanying the forward looking statement."). Defendants' reliance on SCI's warnings about such generalized "risks" as the state of the economy and SCI's level of acquisition activity is misplaced. Def. Mem. at 27. Nothing specific, unique or meaningful in respect to the actual, and then existing, material problems that SCI had already and was continuing to experience with its unprofitable acquired preneed business, the failure to properly invest mortuary trust assets or the resulting impact on SCI's profitability as a result of having to service contracts at a loss was ever disclosed during the Class Period.

         Investors had to wait until after the Class Period and after the closing of the Merger -- when defendant Heiligbrodt admitted that the earnings shortfall was due to the underperforming preneed contracts -- to discover the truth about the Company's financial situation. Defendants cannot seek shelter within the PSLRA's safe harbor to escape liability for deceiving and defrauding the investing public.(22)

                                   CONCLUSION

         For all of the foregoing reasons, the Court should deny defendants' motion in all respects.

DATED: November 5, 1999
                                            Respectfully submitted,



                                            By:
                                               --------------------------------
                                                    ROGER B. GREENBERG
                                            Attorney-in-Charge
                                            State Bar No. 08390000
                                            12 Greenway Plaza, 10th Fl.
                                            Houston, TX 77046
                                            (713) 627-2720
                                            (713) 627-7057 Fax

                                            LEAD COUNSEL FOR PLAINTIFFS

OF COUNSEL:

GREENBERG, PEDEN, SIEGMYER & OSHMAN, P.C.
David E. Sharp
Tenth Floor, 12 Greenway Plaza
Houston, TX 77046
(713) 627-2720
(713) 627-7057 Fax

---------------
     (22)Plaintiffs have also stated claims against the Individual Defendants as "control persons" of SCI pursuant to Sections 20(a) and 15. See,. e.g., P.'s 166-173. Defendants do not contest the Individual Defendants' "control" status, relying instead entirely on their mistaken assertion that the Complaint does not state claims for primary liability. Def. Mem. at 4, n.4.

WOLF POPPER LLP                          BERGER & MONTAGUE, PC
Robert M. Kornreich                      Todd S. Collins
Paul O. Paradis                          Michael L. Block
Peter Safirstein                         1622 Locust Street
Catherine E. Anderson                    Philadelphia, PA 19103
845 Third Avenue
New York, NY 10022                       BOIES & SCHILLER, LLP
                                         Richard Drubel
BERMAN, DEVALERIO & PEASE LLP            26 South Main Street
Glen DeValerio                           Hanover, New Hampshire 03755
Michael T. Matraia
One Liberty Square                       BRUCE G. MURPHY
Boston, MA 02109                         265 Llywyd's Lane
                                         Veto Beach, Florida 32963
BERNSTEIN LITOWITZ BERGER
  & GROSSMANN, LLP                       CHANDLER LAW OFFICES
Douglas M. McKeige                       George Chandler
1285 Avenue of the Americas              P.O. Box 3400
33rd Floor                               Lufkin, TX 75901
New York, NY 10019
                                         CLAXTON & HILL, PLLC
LAW OFFICES OF STEVEN E. CAULEY, PA      Roger F. Claxton
Steven E. Cauley                         Robert J. Hill
Suite 218, Cypress Plaza                 3131 McKinney Avenue - LB 103
Little Rock, AK 72212                    700 McKinney Place
                                         Dallas, Texas 75204-2471
COHEN, MILSTEIN, HAUSFELD & TOLL, PLLC
Steven J. Toll                           CONSTANT & VELA
999 Third Avenue, Suite 3600             Anthony Constant
Seatlle, WA 98104                        802 North Caranachua
                                         Suite 1570
MILBERG WEISS BERSHAD                    Corpus Christi, TX 78401
  HYNES & LERACH LLP
Abraham Rappaport                        CRUSE, SCOTT, HENDERSON & ALLEN, LLP
Maya Saxena                              Sam W. Cruse
5355 Town Center Road                    600 Travis Street, Suite 3900
Suite 900                                Houston, TX 77002-2910
Boca Raton, FL 33486
                                         FARUQI & FARUQI
ABBEY, GARDY & SQUITIERI LLP             Nadeem Farqui
Mark S. Gardy                            415 Madison Avenue
212 East 39th Street                     New York, NY 10017
New York, NY 10016

BARRACK, RODOS & BACINE
2001 Market Street, 33rd Floor
Philadephia, PA 19103

FINKELSTEIN & KRINSK                   LAW OFFICES OF DENNIS J. JOHNSON
Howard D. Finkelstein                  Dennis J. Johnson
Jeffrey R. Krinsk                      1690 Williston Road
501 West Broadway, Suite 1250          South Burlington, VT 05403
San Diego, CA 92101-3579
                                       LOCKRIDGE, GRINDAL, NAUEN & HOSTEIN,
FRANK & ROSEN                          PLLP
Alan L. Frank                          Richard A. Lockridge
David T. Shulick                       Karen M. Hanson
1835 Market Street, Suite 320          100 Washington Avenue South, Suite 2200
Philadelphia, PA 19103                 Minneapolis, MN 55401

HOEFFNER, BILEK & EIDMAN               LOWEY DANNENBERG BEMPORAD
Thomas E. Bilek                          & SELINGER PC
720 Lyric Office Center                Richard Bemporad
440 Louisiana, Suite 720               David C. Harrison
Houston, TX 77002                      The Gateway - 11th Floor
                                       One North Lexington Avenue
JAROSLAWICZ & JAROS                    White Plains, NY 10601-1714
David Jaroslawicz
150 William Street                     LYNN STODGHILL MELCHIMER
New York, NY 10038                       AND TILLOTSON, LLP
                                       Thomas M. McIsheimer
KAPLAN, KILSHEIMER & FOX LLP           M. Brett Johnson
Robert N. Kaplan                       750 N. Pearl Street, Suite 1400
Peter A. Lennon                        Dallas, TX 75201
Janine R. Azriliant
685 Third Avenue, 26th Floor           RABIN & PECKEL LLP
New York, NY 10017                     Marvin L. Frank
                                       Joseph V. McBride
KENNETH A. ELAN                        275 Madison Avenue, 34th Floor
217 Broadway, Suite 404                New York, NY 10016
New York, NY 10007
                                       SCHIFFRIN & BARROWAY, LLP
KIRBY MCINERNEY & SQUIRE               Andrew L. Barroway
Jeffrey H. Squire                      David Kessler
Ira M. Press                           Three Bala Plaza East, Suite 400
830 Third Avenue, 10th Floor           Bala Cynwyd, Penn. 19004
New York, NY 10022
                                       SCOTT & SCOTT
LAW OFFICES OF CLAYTON E. DARK, JR.    Neil Rothstein
Clayton E. Dark, Jr.                   108 Norwich Avenue
P.O. Box 2207                          P.O. Box 192
Lufkin, TX 75902-2207                  Cochester, CT 06415

SCOTT, DOUGLASS & MCCONNICO, LLP
Stephen E. McConnico
600 Congress Avenue, 15th Floor
Austin, TX 78701-2334

SPECTOR & ROSEMAN, PC
Eugene A. Spector
Jeffrey L. Kodroff
1818 Market Street, Suite 2500
Philadelphia, PA 19103

STULL STULL & BRODY
Jules Brody
Aaron Brody
6 East 45th Street
New York, NY 10017

SUSMAN GODFREY LLP
Kenneth S. Marks
5100 First Interstate Bank Plaza
1000 Louisiana
Houston, TX 77002-5096

THE OLSEN LAW FIRM
Kurt Olsen
2121 K. Street, N.W. Suite 800
Washington, D.C. 20037

WEISS & YOURMAN
Joseph H. Weiss
551 Fifth Avenue, Suite 1600
New York, NY 10176

WHITTINGTON, VONSTERNBERG, EMERSON
  & WILSHER, LLP
John G. Emerson, Jr.
2600 South Gessner, Suite 600
Houston, TX 77063

WOLF, HALDENSTEIN, ADLER, FREEMAN
  & HERZ, LLP
Fred T. Isquith
Robert Abrams
270 Madison Avenue
New York, NY 10016

                             CERTIFICATE OF SERVICE

         I do hereby certify that on this the 5th day of November 1999, a true and correct copy of the Opposition has been duly and properly serviced upon counsel of record in accordance with the Federal Rules of Civil Procedure.


                                      -----------------------------------------
                                      David E. Sharp